FOR IMMEDIATE RELEASE

Friday, June 7, 2013

HURCO REPORTS SECOND QUARTER RESULTS

INDIANAPOLIS, INDIANA, — June 7, 2013, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported net income of $3,183,000, or $0.48 per diluted share, for its second fiscal quarter ended April 30, 2013, compared to $2,962,000, or $0.45 per diluted share, for the corresponding period in fiscal 2012. For the first six months of fiscal 2013, Hurco reported net income of $5,437,000, or $0.83 per diluted share, compared to $7,595,000, or $1.16 per diluted share, for the corresponding period in fiscal 2012.

Sales and service fees for the second quarter of fiscal 2013 totaled $49,619,000, an increase of $3,654,000, or 8%, compared to the second quarter of fiscal 2012. This increase was achieved despite the adverse impact of a weaker Euro and Pound Sterling in the 2013 quarter when translating foreign sales to U.S. Dollars for financial reporting purposes, which reduced reported sales and service fees for that quarter by approximately $788,000, or 2%. Sales and service fees for the six months ended April 30, 2013 totaled $93,704,000, a decrease of $3,387,000, or 3%, compared to the corresponding period in 2012. The adverse impact of foreign currency translation on the six-month comparison was $868,000, or 1%.

The following table sets forth net sales and service fees by geographic region for the second quarter and first six months of fiscal 2013 and 2012, respectively:

	Three Months Ended			Six Months Ended
	April 30,			April 30,
			%			%
	2013	2012	Change	2013	2012	Change
North America	$13,080	$11,996	9%	$29,332	$27,322	7%
Europe	31,896	26,646	20%	56,566	56,565	0%
Asia Pacific	4,643	7,323	-37%	7,806	13,204	-41%
Total	$49,619	$45,965	8%	$93,704	$97,091	-3%

The increase in sales during the second quarter of fiscal 2013 compared to fiscal 2012 was primarily driven by increased shipments in Europe related to orders received in the previous quarter. However, this improvement was partially offset by a continuing decline in sales in the Asia Pacific region, where slowing economies and more restricted credit conditions have resulted in deferred investments in capital equipment by small to medium sized companies in that region.

The following table sets forth new orders booked by geographic region for the second quarter and first six months of fiscal 2013 and 2012, respectively:

	Three Months Ended			Six Months Ended
	April 30,			April 30,
			%			%
	2013	2012	Change	2013	2012	Change
North America	$13,035	$14,042	-7%	$27,649	$28,425	-3%
Europe	30,756	30,391	1%	61,452	59,648	3%
Asia Pacific	4,980	6,647	-25%	10,772	11,902	-9%
Total	$48,771	$51,080	-5%	$99,873	$99,975	0%

Orders for the second quarter of fiscal 2013 were $48,771,000, a decrease of $2,309,000, or 5%, from the corresponding period in fiscal 2012. Orders for the first six months of fiscal 2013 remained relatively stable in comparison to the corresponding period in fiscal 2012. Orders in North America declined in the second quarter as compared to the first quarter, reflecting a softening market. The slight increase in European order activity was a positive sign, considering the ongoing recession in that region. The decrease in order activity in the Asia Pacific region was due to the same factors that impacted sales. The impact of currency translation on orders was consistent with the impact on sales.

Gross profit for the second quarter of fiscal 2013 was $15,283,000, or 31% of sales, compared to $13,393,000, or 29% of sales, for the prior year period, due primarily to the impact of increased sales in Europe, the primary market for Hurco’s larger, higher performance machines. Gross profit for the first six months of fiscal 2013 was $28,199,000, or 30% of sales, compared to $29,877,000, or 31% of sales, for the same period in 2012 due primarily to the lower level of sales.

Selling, general and administrative expenses in the second quarter of fiscal 2013 were $10,679,000, an increase of $1,391,000 from the prior year period primarily due to the timing of the recognition of incentive compensation accruals in the 2013 period. Selling, general and administrative expenses were $19,599,000 for the first six months of fiscal 2013 compared to $19,018,000 for the first six months of fiscal 2012. The year-to-date increase primarily reflects higher sales and marketing expenses relating to our ongoing rebranding initiative.

Cash and cash equivalents totaled $43,277,000 as of April 30, 2013, compared to $35,770,000 as of October 31, 2012. The increase in cash in the first six months was driven by the collection of receivables and a decrease in refundable taxes and inventory levels.

Michael Doar, Chairman, Chief Executive Officer, stated, “The second quarter order activity in Europe was positive in light of the lingering recession in the region and performance in North America was steady. Although activity in Asia was down, I was pleased with the level of activity at the China Industrial Machine Tool show last month, where we officially launched the Hurco rebranding initiative to the Chinese market. The key aspect of this rebranding is concise communication of our core value proposition, which is increased profitability for smaller-volume production environments where a variety of parts are manufactured versus mass production environments. I am confident this focused value proposition will differentiate us in the market place.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, changes in operations due to acquisitions or loss of key personnel, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per-share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Sales and service fees	$49,619	$45,965	$93,704	$97,091

Cost of sales and service	34,336	32,572	65,505	67,214
Gross profit	15,283	13,393	28,199	29,877

Selling, general and administrative expenses	10,679	9,288	19,599	19,018
Operating income	4,604	4,105	8,600	10,859

Interest expense	55	38	120	62

Interest income	31	19	47	41

Investment income (expense)	4	(4)	15	2

Other (income) expense, net	72	17	331	(121)

Income before taxes	4,512	4,065	8,211	10,961

Provision for income taxes	1,329	1,103	2,774	3,366

Net income	$3,183	$2,962	$5,437	$7,595

Income per common share

Basic	$0.49	$0.46	$0.83	$1.17
Diluted	$0.48	$0.45	$0.83	$1.16

Weighted average common shares outstanding
Basic	6,452	6,443	6,449	6,442
Diluted	6,496	6,479	6,489	6,473

OTHER CONSOLIDATED FINANCIAL DATA

	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2013	2012	2013	2012
	(unaudited)		(unaudited)
Gross margin	31%	29%	30%	31%

SG&A expense as a percentage of sales	22%	20%	21%	20%

Operating income as a percentage of sales	9%	9%	9%	11%

Pre-tax income as a percentage of sales	9%	9%	9%	11%

Effective Tax Rate	29%	27%	34%	31%

Depreciation and amortization	798	1,153	1,715	2,240

Capital expenditures	453	766	1,289	1,310

Balance Sheet Data:	4/30/2013	10/31/2012
	(unaudited)
Working capital (excluding cash)	$85,652	$88,239

Days sales outstanding (unaudited)	48	38

Inventory turns (unaudited)	1.5	1.5

Capitalization
Total debt	$3,244	$3,206
Shareholders' equity	148,327	143,793
Total	$151,571	$146,999

Hurco Companies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	April 30,	October 31,
	2013	2012
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$43,277	$35,770
Accounts receivable, net	33,602	35,297
Refundable taxes	204	1,459
Inventories, net	90,044	91,320
Deferred income taxes	2,169	1,182
Derivative assets	367	708
Other	8,180	7,645
Total current assets	177,843	173,381

Property and equipment:
Land	782	782
Building	7,326	7,352
Machinery and equipment	17,843	17,411
Leasehold improvements	3,588	3,467
	29,539	29,012
Less accumulated depreciation and amortization	(17,811)	(16,933)
	11,728	12,079

Non-current assets:
Software development costs, less accumulated amortization	3,885	3,969
Other assets	6,076	5,883
	$199,532	$195,312

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$32,899	$29,788
Derivative liabilities	1,177	569
Accrued expenses	11,594	15,809
Short-term debt	3,244	3,206
Total current liabilities	48,914	49,372

Non-current liabilities:
Deferred income taxes	920	903
Deferred credits and other obligations	1,371	1,244
Total liabilities	51,205	51,519

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized;
6,522,141 and 6,502,928 shares issued; and 6,453,685 and 6,447,210 shares outstanding,
as of April 30, 2013 and October 31, 2012, respectively	646	645
Additional paid-in capital	53,917	53,415
Retained earnings	96,023	90,586
Accumulated other comprehensive loss	(2,259)	(853)
Total shareholders' equity	148,327	143,793
	$199,532	$195,312